Exhibit 99.1

Federal Trust Corporation Announces First Quarter Dividend

          Sanford, Florida (PR Newswire) - January 26, 2007 - James V. Suskiewich, Chief Executive Officer and President of Federal Trust Corporation (Amex: FDT) announced today that the Board of Directors approved the payment of a $.04 per share quarterly cash dividend on the Company’s common stock. The dividend will be paid to stockholders of record on February 9, 2007, and will be distributed on February 26, 2007.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $716 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from nine full- service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

          Federal Trust’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At January 25, 2007, the closing price was $10.20 per share.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.     For more information, contact: Marcia Zdanys, Corporate Secretary/Investor Relations (407) 323-1833

SOURCE  Federal Trust Corporation
           -0-                                                  01/26/2007
           /PRNewswire -- Jan. 26/
           /Web site:  http://www.federaltrust.com /
           (FDT)